Exhibit 10.5

AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT

This AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT (this “Amendment”), dated as of June     , 2016, is made and entered into by and between PhaseRx, Inc., a Delaware corporation (the “Company”), and                     (the “Participant”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Nonqualified Stock Option Agreement by and between the Company and the Participant, dated June 1, 2016 (the “Option Agreement”), and in the PhaseRx 2016 Long-Term Incentive Plan.

WHEREAS, pursuant to the Option Agreement, the Company granted an option (the “Option”) to the Participant to purchase a total of             (            ) full shares of Common Stock of the Company at an Option Price equal to $5.08 per share; and

WHEREAS, Section 23 of the Option Agreement provides that the Option Agreement can be amended by a writing signed by the parties thereto, and the Company and the Participant now desire to amend the Option Agreement to revise the vesting provisions that would apply in connection with a Change in Control.

NOW, THEREFORE, in accordance with the terms of the Option Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Participant agree as follows:

1.	Section 3 of the Option Agreement is amended by deleting the last paragraph of said Section and replacing it with the following new paragraph as follows:

In the event that a Change in Control occurs and either (i) this Agreement is not assumed by the surviving corporation or its parent, or the surviving corporation or its parent does not substitute its own option for this Stock Option or (ii) the Participant incurs a Termination of Service without Cause (as defined herein) in connection with or within twelve (12) months following the Change in Control, then the total Optioned Shares not previously vested shall become fully vested and exercisable upon the effective date of the Change in Control or the date of the Participant’s Termination of Service, as applicable. For purposes of this Agreement, a Termination of Service without Cause shall include the failure to reelect a Participant as an Outside Director if such Participant was an Outside Director immediately prior to the Change in Control.

2.	Section 4(b) of the Option Agreement is amended by deleting said Section in its entirety and replacing it with the following new Section 4(b) as follows:

b.         For purposes of this Agreement, “Cause” means the Participant’s Termination of Service by the Company because of: (i) the Participant’s conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (ii) the Participant’s breach of fiduciary duty which involves personal profit. Notwithstanding the foregoing, in the case of any Participant who has entered into an agreement with the Company or any Subsidiary that contains the definition of “cause” (or any similar definition), then during the term of such agreement the definition contained in such agreement shall be the applicable definition of “cause” under the Agreement as to such Participant if such agreement expressly so provides.

3.	The Option Agreement, except as modified by this Amendment, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and the Participant have executed, or caused to be executed, this Amendment effective as of the day and year first written above.

PhaseRx, Inc.

By:
Name:
Title:

THE PARTICIPANT

[Name]